Exhibit 99.1

Sotera Health Reports Fourth-Quarter and Full-Year 2021 Results;
Provides 2022 Outlook
•Q4 2021 net revenues increased 11% to $241 million, compared to Q4 2020
•Q4 2021 net income of $36 million or $0.13 per diluted share, compared to a net loss of $44 million or $(0.17) per diluted share in Q4 2020
•Q4 2021 Adjusted EBITDA increased 10% to $125 million, compared to Q4 2020
•Q4 2021 Adjusted EPS of $0.23 improved by $0.14 per diluted share, compared to Q4 2020
•Full-year 2021 net revenues increased 14% to $931 million, compared to full-year 2020
•Full-year 2021 net income of $117 million or $0.41 per diluted share, compared to a net loss of $39 million or $(0.16) per diluted share for full-year 2020
•Full-year 2021 Adjusted EBITDA increased 15% to $481 million, compared to full-year 2020
•December 31, 2021 total debt of $1.8 billion, net debt of $1.7 billion, and net leverage ratio further reduced to 3.5x
•Full-year 2022 outlook revenue and Adjusted EBITDA growth of 7% to 11%
•Increased investment in capacity expansions across all segments and technologies
CLEVELAND, OH, March 1, 2022 – Sotera Health Company (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the fourth-quarter and full-year 2021.
Fourth-quarter 2021 net revenues increased 11.3% to $241 million, compared with $217 million in the fourth quarter a year ago. Net income attributable to Sotera Health (“net income”) was $36 million, or $0.13 per diluted share, compared with a net loss of $44 million, or $(0.17) per diluted share in the fourth-quarter 2020. Adjusted EBITDA for the fourth-quarter 2021 increased by 10.3% to $125 million over the prior-year quarter. Fourth-quarter 2021 adjusted earnings per diluted share (“Adjusted EPS”) was $0.23, an increase of $0.14 per diluted share, compared to the fourth-quarter 2020. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
For full-year 2021, net revenues increased 13.9% to $931 million, compared with $818 million for full-year 2020. Full-year 2021 net income was $117 million, or $0.41 per diluted share, compared with a net loss of $39 million, or $(0.16) per diluted share, for full-year 2020. Full-year 2021 Adjusted EBITDA increased 14.6% to $481 million, compared to full-year 2020. Adjusted EPS was $0.88 in 2021, an increase of $0.46 over 2020; this includes an interest expense reduction of approximately $141 million for full-year 2021. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.
“This past year has been an exceptional one for Sotera Health as we navigated a challenging macro environment,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “During 2021, we executed on a number of initiatives to position ourselves well for the future, which included organic investments in our facility network to better meet our customers’ needs, two tuck-in acquisitions, the creation of our Expert Advisory Services organization, the launch of a formal ESG initiative, and a significant reduction of our leverage to further strengthen our balance sheet.”
Petras continued, “We are pleased to report another quarter of strong top-line, net income, and Adjusted EBITDA growth, which translated to double-digit revenue and Adjusted EBITDA growth for both the quarter and full-year. We have now delivered double-digit revenue and Adjusted EBITDA growth in all 5 periods that we have reported as a public company. I am extremely proud of the Sotera Health team and look forward to another strong year in 2022. Our excitement for 2022 is anchored by a significant escalation in our investment in capacity expansions, which demonstrates the strength we see in long-term customer demand for our services.”
Fourth-Quarter and Full-Year 2021 Review by Business Segment
Sterigenics
For fourth-quarter 2021, net revenues from Sterigenics were $150 million, an increase of 11.4% compared to the fourth quarter a year ago. Segment income was $83 million, an increase of 12.5%.
For full-year 2021, Sterigenics net revenues were $572 million, an increase of 14.6% compared to 2020. Segment income increased 16.4% to $310 million.
Revenue and segment income growth for both the fourth-quarter and full-year 2021 were driven by organic volume growth and favorable pricing, while full-year results also benefited from the July 31, 2020 Iotron acquisition.
Nordion
For fourth-quarter 2021, net revenues from Nordion were $37 million, an increase of 27.8%, compared to the fourth quarter a year ago. Segment income increased 32.8% to $21 million.
For full-year 2021, net revenues from Nordion were $141 million, an increase of 22.5% compared to 2020. Segment income increased by 23.8% to $83 million.
Revenue and segment income growth for both the fourth-quarter and full-year 2021 were primarily driven by volume growth, a favorable impact from pricing and changes in foreign exchange rates.
Nelson Labs
For fourth-quarter 2021, net revenues from Nelson Labs were $54 million, an increase of 2.0% compared to the fourth quarter a year ago. Segment income declined 12.6% to $20 million.
For full-year 2021, net revenues from Nelson Labs were $219 million, an increase of 7.1% compared to 2020. Segment income increased 1.9% to $88 million.
Revenue and segment income changes for both the fourth-quarter and full-year 2021 were driven by the acquisitions of BioScience Labs and Regulatory Compliance Associates (“RCA”) and favorable pricing offset by a decline in demand for testing related to new personal protective equipment.
Balance Sheet and Liquidity
As of December 31, 2021, Sotera Health had $1.8 billion in total debt, and $107 million in cash and cash equivalents, compared to $1.9 billion in total debt and $102 million in cash and cash equivalents as of December 31, 2020. Material debt balances currently outstanding do not mature until 2026. Sotera Health’s net leverage ratio as of December 31, 2021 was 3.5x, compared to 4.3x at December 31, 2020. Please refer to the section “Non-GAAP Financial Measures” provided later in this release.

Full-Year 2022 Outlook
Today, Sotera Health is providing its full-year 2022 outlook:
•Net revenues in the range of $1,000 million to $1,030 million, representing growth of approximately 7% to 11%, compared to the prior year,
•Adjusted EBITDA in the range of $515 million to $535 million, representing growth of approximately 7% to 11%, compared to the prior year,
•Tax rate applicable to Adjusted Net Income in the range of 29% to 30%,
•Adjusted EPS in the range of $0.93 to $0.99, representing growth of 6% to 13% versus the prior year,
•A fully diluted share count in the range of 280 million to 282 million shares on a weighted-average basis,
•Capital expenditures in the range of $140 million to $170 million, and
•Net leverage reduction of approximately 1/2 of a turn.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and cobalt-60 (“Co-60”), the impact of inflationary trends including the impact on the supply of labor, the impact of the COVID-19 pandemic including the rate of recoveries of elective procedures and new product development testing, and the expectation that exchange rates as of Q1 2022 remain constant for the remainder of 2022. Our outlook is based on current plans and expectations and is subject to a number of known and unknown risks and uncertainties, including those set forth below under “Forward-Looking Statements.”
Upcoming Investor Events
•Barclays Global Healthcare Conference on March 15, 2022 at 9:00 a.m. Eastern
•KeyBanc Capital Markets’ Life Sciences & MedTech Investor Forum on March 22, 2022 at 10:30 a.m. Eastern
Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at https://investors.soterahealth.com/special-notices. For developments related to Ethylene Oxide, updates can be found at https://investors.soterahealth.com/ethylene-oxide-eo-overview.

Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern today. To participate in the live call, please dial 1-833-303-1211 if dialing from within the United States and Canada or 1-918-922-6527 if dialing from other locations, using conference ID #6076057, at least 10 minutes prior to the scheduled start time. A live webcast of the conference call and accompanying materials also may be accessed via the Investor Relations section of the Company’s website at https://investors.soterahealth.com/. A replay of the webcast will be available beginning at 12:00pm Eastern on March 1, 2022 for a period of one year.
Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of EO or Co-60, including geopolitical risks related to the supply of Co-60 from Russia; changes in industry trends, environmental, health and safety regulations or preferences; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
The Company does not provide a reconciliation of the forward-looking Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and Net Leverage Ratio outlook to the most directly comparable GAAP measure, as this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain items, including, among others, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings. The variability of these items could have a potentially unpredictable, and a potentially significant, impact on our future GAAP results.
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.

We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the metric for attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Sally J. Curley, IRC                    Jenny Kobin
Curley Global IR, LLC                    IR Advisory Solutions
IR@soterahealth.com                     IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Service	$207,594	$189,495	$805,501	$713,520
Product	33,655	27,350	125,977	104,638
Total net revenues	241,249	216,845	931,478	818,158
Cost of revenues:
Service	92,429	85,973	357,205	333,359
Product	14,867	10,295	55,601	41,227
Total cost of revenues	107,296	96,268	412,806	374,586
Gross profit	133,953	120,577	518,672	443,572
Operating expenses:
Selling, general and administrative expenses	51,827	53,156	198,158	178,525
Amortization of intangible assets	15,700	15,040	63,781	59,029
Total operating expenses	67,527	68,196	261,939	237,554
Operating income	66,426	52,381	256,733	206,018
Interest expense, net	15,607	48,117	74,192	215,259
Loss on extinguishment of debt	4	44,262	20,681	44,262
Foreign exchange (gain) loss	(65)	140	1,345	(5,230)
Other income, net	(7,854)	(5,060)	(15,201)	(9,413)
Income (loss) before income taxes	58,734	(35,078)	175,716	(38,860)
Provision (benefit) for income taxes	22,737	8,308	58,595	(1,369)
Net income (loss)	35,997	(43,386)	117,121	(37,491)
Less: Net income attributable to noncontrolling interests	—	294	239	1,126
Net income (loss) attributable to Sotera Health Company	$35,997	$(43,680)	$116,882	$(38,617)

Earnings (loss) per share:
Basic	$0.13	$(0.17)	$0.41	$(0.16)
Diluted	0.13	(0.17)	0.41	(0.16)
Weighted average number of shares outstanding:
Basic	279,616	253,470	279,228	237,696
Diluted	279,774	253,470	279,382	237,696

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Segment revenues:
Sterigenics	$150,182	$134,819	$571,829	$498,773
Nordion	36,696	28,711	140,507	114,745
Nelson Labs	54,371	53,315	219,142	204,640
Total net revenues	$241,249	$216,845	$931,478	$818,158
Segment income:
Sterigenics	$83,096	$73,836	$310,470	$266,639
Nordion	21,388	16,111	82,673	66,803
Nelson Labs	20,191	23,115	88,086	86,417
Total segment income	124,675	113,062	481,229	419,859
Less adjustments:
Interest expense, net	15,607	48,117	74,192	215,259
Depreciation and amortization(a)	38,146	36,406	150,902	143,564
Share-based compensation(b)	3,381	6,968	13,870	10,987
Capital restructuring bonuses(c)	—	2,702	—	2,702
Gain on foreign currency and embedded derivatives(d)	(943)	(3,663)	(58)	(8,454)
Acquisition and divestiture related charges, net(e)	(4,015)	962	(6,018)	3,932
Business optimization project expenses(f)	168	40	948	2,524
Plant closure expenses(g)	763	261	2,327	2,649
Loss on extinguishment of debt(h)	4	44,262	20,681	44,262
Professional services relating to EO sterilization facilities(i)	12,164	11,301	45,656	36,671
Accretion of asset retirement obligations(j)	501	470	2,252	1,946
COVID-19 expenses(k)	165	314	761	2,677
Consolidated income (loss) before income taxes	$58,734	$(35,078)	$175,716	$(38,860)
(a)Includes depreciation of Co-60 held at gamma irradiation sites.
(b)Includes non-cash share-based compensation expense.
(c)Represents cash bonuses for members of management primarily relating to our initial public offering (“IPO”).
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of RCA, the noncontrolling interests in our China subsidiaries, and BioScience Labs in 2021; Iotron in July 2020; Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion, and (v) a $5.1 million non-cash gain arising from the derecognition of an ARO liability no longer attributable to Nordion pursuant to the terms of the sale of the Medical Isotopes business in 2018.
(f)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(g)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(h)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021, full redemption of the First Lien Notes in August 2021, and paydown of debt following the November 2020 IPO, including accelerated amortization of prior debt issuance and discount costs, premiums paid in connection with early extinguishment and debt issuance and discount costs incurred for the new debt.
(i)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.
(j)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(k)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures. For the year ended December 31, 2020, costs also included donations to related charitable causes and special bonuses for front-line personnel working on-site during lockdown periods.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$106,924	$102,454
Accounts receivable, net	108,183	91,735
Inventories, net	54,288	34,093
Other current assets	76,566	86,733
Total current assets	345,961	315,015
Property, plant, and equipment, net	650,797	609,814
Operating lease assets	39,946	45,963
Other intangible assets, net	598,844	643,366
Goodwill	1,120,320	1,115,936
Other assets	33,634	31,185
Total assets	$2,789,502	$2,761,279
Liabilities and equity
Total current liabilities	$161,161	$140,598
Long-term debt	1,743,534	1,824,789
Other noncurrent liabilities	164,210	219,502
Deferred income taxes	134,501	121,816
Total liabilities	2,203,406	2,306,705
Total equity	586,096	454,574
Total liabilities and equity	$2,789,502	$2,761,279

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2021	2020
Operating activities:
Net income (loss)	$117,121	$(37,491)
Non-cash items	177,015	169,869
Changes in operating assets and liabilities	(12,591)	(11,793)
Net cash provided by operating activities	281,545	120,585
Investing activities:
Purchases of property, plant and equipment	(102,162)	(53,507)
Purchase of Iotron Industries Canada, Inc., net of cash acquired	—	(105,187)
Purchase of BioScience Laboratories, LLC, net of cash acquired	(13,530)	—
Purchase of mandatorily redeemable noncontrolling interest in Nelson Laboratories Fairfield, Inc.	(12,425)	—
Purchase of Regulatory Compliance Associates Inc., net of cash acquired	(31,015)	—
Other investing activities	(701)	—
Net cash used in investing activities	(159,833)	(158,694)
Financing activities:
Proceeds from revolving credit facility and long-term borrowings	—	150,000
Proceeds from issuance of common stock, net of underwriting discounts and issuance costs	—	1,155,961
Repurchase of common shares	—	(34,000)
Purchase of noncontrolling interests in China subsidiaries	(8,418)	—
Payments of debt issuance costs and prepayment premium	(6,792)	(19,746)
Payments on revolving credit facility and long-term borrowings	(100,000)	(1,177,325)
Shares withheld for employee taxes on equity awards	(1,434)	—
Other financing activities	(642)	(1,458)
Net cash (used in) provided by financing activities	(117,286)	73,432
Effect of exchange rate changes on cash and cash equivalents	44	4,106
Net increase in cash and cash equivalents, including restricted cash	4,470	39,429
Cash and cash equivalents, including restricted cash, at beginning of period	102,454	63,025
Cash and cash equivalents, including restricted cash, at end of period	$106,924	$102,454

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$58,772	$211,276
Cash paid during the period for income taxes, net of tax refunds received	52,007	23,988
Equipment purchases included in accounts payable	14,524	14,288

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$35,997	$(43,386)	$117,121	$(37,491)
Amortization of intangible assets	21,443	20,431	86,742	80,255
Share-based compensation(a)	3,381	6,968	13,870	10,987
Capital restructuring bonuses(b)	—	2,702	—	2,702
Gain on foreign currency and embedded derivatives(c)	(943)	(3,663)	(58)	(8,454)
Acquisition and divestiture related charges, net(d)	(4,015)	962	(6,018)	3,932
Business optimization project expenses(e)	168	40	948	2,524
Plant closure expenses(f)	763	261	2,327	2,649
Loss on extinguishment of debt(g)	4	44,262	20,681	44,262
Professional services relating to EO sterilization facilities(h)	12,164	11,301	45,656	36,671
Accretion of asset retirement obligations(i)	501	470	2,252	1,946
COVID-19 expenses(j)	165	314	761	2,677
Income tax benefit associated with pre-tax adjustments(k)	(5,728)	(18,682)	(38,500)	(43,536)
Adjusted Net Income	63,900	21,980	245,782	99,124
Interest expense, net	15,607	48,117	74,192	215,259
Depreciation(l)	16,703	15,975	64,160	63,309
Income tax provision applicable to Adjusted Net Income(m)	28,465	26,990	97,095	42,167
Adjusted EBITDA(n)	$124,675	$113,062	$481,229	$419,859

Net Revenues	$241,249	$216,845	$931,478	$818,158
Adjusted EBITDA Margin	51.7%	52.1%	51.7%	51.3%
Weighted average number of shares outstanding
Basic	279,616	253,470	279,228	237,696
Diluted	279,774	253,470	279,382	237,696
Earnings (loss) per share
Basic	$0.13	$(0.17)	$0.41	$(0.16)
Diluted	0.13	(0.17)	0.41	(0.16)
Adjusted earnings per share
Basic	$0.23	$0.09	$0.88	$0.42
Diluted	0.23	0.09	0.88	0.42
(a)Includes non-cash share-based compensation expense.
(b)Represents cash bonuses for members of management primarily relating to the IPO.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates, and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain direct and incremental costs related to the acquisitions of RCA, the noncontrolling interests in our China subsidiaries, and BioScience Labs in 2021; Iotron in July 2020; Nelson Labs Fairfield in 2018 (including the first quarter 2021 gain on the mandatorily redeemable noncontrolling interest), and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018, (iv) a $3.4 million gain recognized in the third quarter of 2021 related to the settlement of an insurance claim for Nordion, and (v) a $5.1 million non-cash gain arising from the derecognition of an ARO liability no longer attributable to Nordion pursuant to the terms of the sale of the Medical Isotopes business in 2018.
(e)Represents professional fees, contract termination and exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of acquisitions, the Sotera Health rebranding, operating structure realignment and other process enhancement projects.
(f)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility.
(g)Represents expenses incurred in connection with the repricing of our Term Loan in January 2021, full redemption of the First Lien Notes in August 2021, and paydown of debt following the November 2020 IPO, including accelerated amortization of prior debt issuance and discount costs, premiums paid in connection with early extinguishment and debt issuance and discount costs incurred for the new debt.
(h)Represents professional fees related to litigation associated with our EO sterilization facilities and other related professional fees.

(i)Represents non-cash accretion of asset retirement obligations related to Co-60 and gamma processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities (without regard for whether the decommissioning services would be performed by employees of Nordion, instead of by a third party) and are accreted over the life of the asset.
(j)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures. For the year ended December 31, 2020, costs also included donations to related charitable causes and special bonuses for front-line personnel working on-site during lockdown periods.
(k)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of significant changes to income tax valuation allowances, tax rate changes as applied to tax assets and liabilities, and unusual items from our presentation of adjusted net income.
(l)Includes depreciation of Co-60 held at gamma irradiation sites.
(m)Represents the difference between income tax expense or benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (k).
(n)$22.0 million and $20.6 million of the adjustments for the three months ended December 31, 2021 and 2020, respectively, and $85.3 million and $82.6 million of the adjustments for the year ended December 31, 2021 and 2020, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	Year Ended December 31,
	2021	2020
Long-term debt	$1,743,534	$1,824,789
Current portion of finance leases	1,160	1,173
Finance leases less current portion	40,877	34,939
Total Debt	$1,785,571	$1,860,901

Add: unamortized debt issuance costs and debt discounts	20,016	38,761
Less: cash and cash equivalents	(106,924)	(102,454)
Net Debt	$1,698,663	$1,797,208

Adjusted EBITDA	$481,229	$419,859
Net Leverage	3.5x	4.3x